Exhibit 10.19

Wells Fargo Bank, National Association	Bank of America, N.A.
101 Federal Street, 20th Floor	100 Federal Street
Boston, MA 02110	MA5-100-09-06
Boston, MA 02110

Wells Fargo Securities, LLC	Banc of America Securities LLC
One Wachovia Center	One Bryant Park
301 South College Street	New York, New York 10036
Charlotte, NC 28288-0737
CONFIDENTIAL
October 4, 2010
Bravo Brio Restaurant Group, Inc.
777 Goodale Boulevard
Columbus, Ohio 43121
Attention: James J. O’Connor, Chief Financial Officer, Treasurer and Secretary

Re:	Commitment Letter $85 Million Senior Secured Credit Facilities
Ladies and Gentlemen:
     You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Bank of America, N.A. (“Bank of America” and, together with Wells Fargo Bank, the “Banks”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Banc of America Securities LLC (“BAS” and, together with Wells Fargo Securities and the Banks, “we” or “us”) that Bravo Brio Restaurant Group, Inc. (the “Borrower” or “you”) (i) intends to consummate an initial public offering (the “IPO”) and (ii) concurrently with the consummation of the IPO, seeks financing which, together with the proceeds of the IPO, shall be used to (a) refinance certain existing indebtedness of the Borrower and its subsidiaries (such refinancings, collectively, the “Refinancing”), (b) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (c) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of $85 million to be provided to the Borrower consisting of (a) a term loan facility of $45 million (the “Term Loan Facility”) and (b) a revolving credit facility of $40 million (the “Revolving Credit Facility” and, collectively with the Term Loan Facility, the “Senior Credit Facilities”).
     As used herein, the term “Transactions” means, collectively, the IPO, the Refinancing, the initial borrowings and other extensions of credit under the Senior Credit Facilities and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”.
     1. Commitment.
     (a) You have requested that the Banks commit to provide a portion of the Senior Credit Facilities. In connection with the foregoing, (a) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower $30 million of the principal amount of the Senior Credit Facilities and (b) Bank of America is pleased to advise you of its commitment to provide the Borrower $30 million of the principal amount of the Senior Credit Facilities (collectively, the “Commitments”), in each case upon the terms and subject to the conditions set forth in this Commitment Letter.
     (b) The Lead Arrangers (as defined below) shall use their reasonable best efforts to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including the Banks, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Wells Fargo Securities and BAS, acting alone or through or with affiliates selected by each of them, will act as the joint lead bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers”) in arranging and syndicating the Senior Credit Facilities. Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, and Bank of America will act as the sole syndication agent for the Senior Credit Facilities. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Wells Fargo Securities. Wells Fargo Securities (a) shall have the right, in consultation with you, to award titles to other co-agents or arrangers who are Lenders that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities; provided, that no other agent, co-agent or arranger other than Wells Fargo Securities will have rights in respect of the management of the syndication of the Senior Credit Facilities and (b) will have the left and highest placement on the information memoranda and any other marketing materials relating to the Senior Credit Facilities.
     (c) Effective upon your agreement to and acceptance of this Commitment Letter and continuing through November 15, 2010, you will not solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Senior Credit Facilities or any other bank/senior credit financing similar to, or as a replacement of, all or any portion of the Senior Credit Facilities.
     2. Conditions to Commitment. The Commitments of the Banks and the undertakings of the Lead Arrangers hereunder are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to the Banks and the Lead Arrangers:
     (a) your written acceptance, and compliance with the terms and conditions, of (i) a letter dated the date hereof from the Lead Arrangers and the Banks to you (the “Arranger Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Lead Arrangers and the Banks, as applicable, for their account and for the account of the Lenders certain fees and expenses and to fulfill certain other obligations in connection with the Senior Credit Facilities and (ii) a letter dated as of the date hereof from Wells Fargo Bank and Wells Fargo Securities (collectively, the “Wells Fargo Parties”) to you (the “Agent Fee Letter,” and, collectively with the Arranger Fee Letter, the “Fee Letters”), pursuant to which you agree to pay, or cause to be paid, to the Wells Fargo Parties for their account certain fees and expenses and to fulfill certain other obligations in connection with the Senior Credit Facilities;

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     (b) after the date hereof and until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”), none of the Borrower nor any of its subsidiaries shall have announced, offered, arranged, syndicated or issued any debt securities (including convertible securities) or bank financing (other than the Senior Credit Facilities) without our prior written consent;
     (c) since December 27, 2009, there not having occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole;
     (d) the accuracy and completeness of all representations that you and your affiliates make to the Lead Arrangers and the Banks and your compliance with the terms of this Commitment Letter;
     (e) the satisfaction of all other conditions described herein, in the Term Sheet and in the Conditions Annex; and
     (f) Wells Fargo Securities having received satisfactory commitments from Lenders (including the Commitments of the Banks) equaling or exceeding the aggregate amount of the Senior Credit Facilities.
     The Commitments of the Banks and the undertakings of Lead Arrangers hereunder are also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to any of (i) the Borrower and its subsidiaries or (ii) the other Transactions, in each case, which information or other matter could reasonably be expected to have a Material Adverse Effect. For the purposes hereof, “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole, (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Financing Documentation (as defined in the Term Sheet) or (C) a material adverse effect upon the legality, binding effect or enforceability against the Borrower or any Guarantor (as defined in the Term Sheet) of any Financing Documentation to which it is a party.
     3. Syndication.
     (a) Wells Fargo Securities shall have had a reasonable opportunity and reasonable period of time in which to complete the syndication of the Senior Credit Facilities (which shall be at least 30 days following the launch of the general syndication of the Senior Credit Facilities; provided, that in no event will any of the Lead Arrangers or the Banks be obligated to close or fund the Senior Credit Facilities prior to the date that is 20 days after the earlier to occur of (i) the date of the primary bank meeting for prospective Lenders and (ii) the delivery of the final confidential information memorandum (in form and substance satisfactory to Wells Fargo Securities) to be used in connection with the syndication). Wells Fargo Securities may, at its option, conduct or conclude such syndication before or after the closing of the Senior Credit Facilities.
     (b) You agree to assist us actively in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to (i) provide promptly to the Lead Arrangers and the Banks and the other Lenders upon request all information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to

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complete the syndication, (ii) make senior management of the Borrower available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers, one or more meetings with prospective Lenders, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication and (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Borrower.
     (c) Wells Fargo Securities and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and Wells Fargo Securities will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities; provided that any Lenders from which commitments have been accepted shall be reasonably acceptable to you. No Lender will receive compensation from you with respect to the Senior Credit Facilities outside the terms contained herein and in the Fee Letters in order to obtain its commitment to participate in the Senior Credit Facilities.
     4. Information.
     (a) You represent, warrant and covenant that (i) all information (other than the Projections (as defined below), similar forward looking information and information of a general economic nature or relating generally to the industry of the Borrower and its Subsidiaries) concerning the Borrower and its subsidiaries and the Transactions that has been or will be made available to the Lead Arrangers, the Banks or the other Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements thereto provided at or prior to the time such representation is made) and (ii) all financial projections concerning the Borrower and its respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Lead Arrangers, the Banks or the other Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Lead Arrangers, after the Closing Date through the completion of a successful syndication of the Senior Credit Facilities so that the conditions and representations and warranties contained in the preceding sentence remain correct. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections.
     (b) You acknowledge that (i) the Lead Arrangers and the Banks on your behalf (subject to customary confidentiality agreements) will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its

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affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. At the request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that the Lead Arrangers and the Banks may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Lead Arrangers and the Banks in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (x) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (y) notifications of changes to Senior Credit Facilities’ terms and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Financing Documentation. If you advise us that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Lead Arrangers and the Banks will not distribute such materials to Public Lenders without further discussions with you.
     5. Indemnification. You agree to indemnify and hold harmless the Lead Arrangers and the Banks and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation for the Senior Credit Facilities and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct or (ii) result from a claim brought by the Borrower or any Guarantor against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Commitment Letter or the Fee Letters, if the Borrower or such Guarantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. The Lead Arrangers and the Banks will only have liability to you (as opposed to any other person), and each Bank shall be liable solely in respect of its own Commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender. No Indemnified Party will be liable to you, your affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the Transactions. No

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Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
     6. Expenses. You shall reimburse each of the Lead Arrangers and the Banks, from time to time on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses and due diligence expenses) of the Lead Arrangers and the Banks and all reasonable printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs incurred in connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letters and the Financing Documentation.
     7. Confidentiality.
     (a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have agreed to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions or (ii) as otherwise required by law; provided that you may disclose, after your acceptance of the Commitment Documents, (A) this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) the Term Sheet to any ratings agency in connection with the Transactions. The Lead Arrangers and the Banks shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Lead Arrangers and the Banks shall have the right to review and approve any public announcement or public filing made by you or your representatives relating to the Senior Credit Facilities or to any of the Lead Arrangers and the Banks in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).
     (b) The Lead Arrangers and the Banks hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lead Arrangers and the Banks and the other Lenders to identify you in accordance with the Patriot Act.
     8. Other Services.
     (a) Nothing contained herein shall limit or preclude the Lead Arrangers, the Banks or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including,

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without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.
     (b) You acknowledge that the Lead Arrangers and their affiliates (the term “Lead Arranger” as used in this paragraph being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.
     (c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Lead Arrangers and the Banks, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Lead Arrangers and the Banks is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) none of the Lead Arrangers or the Banks has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any of the Lead Arrangers or the Banks has advised or is currently advising you or your affiliates on other matters) and none of the Lead Arrangers or the Banks has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Lead Arrangers and the Banks and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and none of the Lead Arrangers or the Banks shall have any obligation to disclose any of such interests, and (v) none of the Lead Arrangers or the Banks has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any of the Lead Arrangers or the Banks with respect to any breach or alleged breach of agency or fiduciary duty.
     9. Acceptance/Expiration of Commitments.
     (a) This Commitment Letter and the Commitment and agreements of the Banks and the undertakings of Lead Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on October 4, 2010 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to the Lead Arrangers by such time to the attention of Bill Cvetkovski, Director, Wells Fargo Securities, LLC, 301 South College Street, NC0737 Charlotte, NC 28288 (facsimile: (704) 383-9519; electronic mail: bill.cvetkovski@wellsfargo.com).
     (b) In the event this Commitment Letter is accepted by you as provided in the last paragraph of this Commitment Letter below, the Commitment and agreements of the Banks and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) at 5:00 p.m. (Eastern Time, Daylight or Standard, as applicable) on November 15, 2010, if the Closing Date shall not have occurred by such time and (ii) a material breach by you under this Commitment Letter or either Fee Letter.

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     10. Survival. The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter or the Commitment of the Banks or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the Sections relating to Syndication and Information shall survive until the later of (a) the Closing Date and (b) the completion of the syndication of the Senior Credit Facilities (but in any event no later than thirty (30) days after the Closing Date).
     11. Governing Law. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter or the Fee Letters. The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Lead Arrangers or the Banks will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Lead Arrangers and the Banks.
     12. Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Lead Arrangers, the Banks and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. However, the terms and conditions of the Commitments of the Banks and the undertaking of Lead Arrangers hereunder are not limited to those set forth herein, in the Term Sheet or in the Conditions Annex. Those matters that are not covered or made clear herein, in the Term Sheet, in the Conditions Annex or the Fee Letters are subject to mutual agreement of the parties. No person has been authorized by any of the Lead Arrangers or the Banks to make any oral or written statements inconsistent with this Commitment Letter and the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and each Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Lead Arrangers and the Banks party thereto that specifically provides such with reference to this Commitment Letter or such Fee Letter, as applicable.
[Signature Pages Follow]

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     If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely, WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Meghan E. Hinds
	Name:	Meghan E. Hinds
	Title:	Vice President

WELLS FARGO SECURITIES, LLC
By:	/s/ Bill G. Cvetkovski
	Name:	Bill G. Cvetkovski
	Title:	Director

BANK OF AMERICA, N.A.
By:	/s/ Angelo Maragos
	Name:	Angelo Maragos
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Christin M. O’Hara
	Name:	Christin M. O’Hara
	Title:	Managing Director

BRAVO BRIO RESTAURANT GROUP, INC.
COMMITMENT LETTER

Agreed to and accepted as of the date first
above written:
BRAVO BRIO RESTAURANT GROUP, INC.

By:	/s/ James J. O’Connor
Name: James J. O’Connor
Title: Chief Financial Officer
BRAVO BRIO RESTAURANT GROUP, INC.
COMMITMENT LETTER

ANNEX A
$85,000,000
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Borrower”).

Joint Lead Arrangers and Joint Lead Bookrunners:	Wells Fargo Securities, LLC and Banc of America Securities LLC will act as joint lead arrangers and joint lead bookrunners (in such capacity, the “Lead Arrangers”).

Lenders:	Wells Fargo Bank, National Association, Bank of America, N.A. and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Syndication Agent:	Bank of America, N.A.

Senior Credit Facilities:	Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $85 million, such Senior Credit Facilities to consist of:
(a)	Revolving Credit Facility. A 5-year revolving credit facility in an aggregate principal amount of $40 million (the “Revolving Credit Facility”) (with a $10 million subfacility for standby letters of credit (each, a “Letter of Credit”) and a $10 million subfacility for swingline loans (each, a “Swingline Loan”), on customary terms and conditions with compensation to be agreed). Letters of Credit will be issued by the Issuing Bank and Swingline Loans will, at the sole discretion of the Swingline Lender, be made available by the Swingline Lender and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

(b)	Term Loan Facility. A 5-year term loan facility in an aggregate principal amount of $45 million (the “Term Loan Facility”).

Use of Proceeds:	The Term Loan Facility and, if applicable, up to $25 million of the Revolving Credit Facility, together with proceeds of the IPO received on the Closing Date, will be used on the Closing Date to (a) refinance certain existing indebtedness of the Borrower and its subsidiaries (the “Refinancing”) and (b) pay certain fees and expenses incurred in connection with the IPO, the Refinancing and the Senior Credit Facilities (collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date on which the Senior Credit Facilities are closed (the “Closing Date”), to occur on or before November 15, 2010.

Availability:	The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below); provided that no more than $25 million may be drawn under the Revolving Credit Facility on the Closing Date.

The Term Loan Facility will be available only in a single draw of the full amount of the Term Loan Facility on the Closing Date.

Incremental Term Loans / Revolving Facility Increase:	The Borrower will be entitled to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases of up to $20 million; provided that (a) no default or event of default exists immediately prior to or after giving effect thereto, (b) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan Facility, will be reasonably satisfactory to the Administrative Agent and (c) no Lender will be required or otherwise obligated to provide any such Incremental Term Loan or Revolving Facility Increase. Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The yield on the Incremental Term Loans and/or any Revolving Facility Increase (taking into account the applicable interest rate margin (including any applicable interest rate floor) and upfront fees payable to the lenders making such Incremental Term Loans or providing such Revolving Facility Increase, as applicable) may not exceed (a) with respect to the Incremental Term Loans, the then-current yield on the Term Loan Facility by more than 25 basis points and (b) with respect to any Revolving Facility Increase, the then-current yield on the Revolving Credit Facility (it being understood that the pricing of the Term Loan Facility or the Revolving Credit Facility, as applicable, may be increased and/or additional fees may be paid to existing Lenders holding the Term Loan Facility and/or the Revolving Credit Facility to the extent necessary to satisfy such requirements).

Documentation:	The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet.

Guarantors:	The obligations of the Borrower under the Senior Credit Facilities, under any hedging agreements entered into between any Loan Party (as defined below) and any counterparty that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed and under any treasury management arrangements between any Loan Party and a Lender (or any affiliate thereof) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect subsidiary of the Borrower (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse federal income tax consequences for the Borrower (by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Internal Revenue Code without corresponding credits or other offsets). All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:	There will be granted to the Administrative Agent, for the benefit of the Lenders, any counterparty to any hedging agreement that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed and any Lender (or any affiliate thereof) with treasury management arrangements with any Loan Party, valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) liens and security interests in and liens on all of the following (collectively, the “Collateral”):
(a)	All present and future capital stock or other membership or partnership equity ownership or profit interests (collectively, “Equity Interests”) owned or held of record or beneficially by each of the Loan Parties, and 65% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of any Loan Party (to the extent, and for so long as, the pledge of any greater percentage would have material adverse federal income tax consequences for the Borrower); provided that any first-tier foreign subsidiary that is disregarded for tax purposes shall not be deemed to be a foreign subsidiary;

(b)	Substantially all of (i) the tangible and intangible personal property and assets of the Loan Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash) and (ii) all owned real property interests; and

(c)	All products, profits, rents and proceeds of the foregoing.

All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, customary Financing Documentation reasonably satisfactory to the Administrative Agent. On the Closing Date, such security interests in personal property will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent will have been made – it being understood that (i) with respect to any fee property owned by any Loan Party as of the Closing Date, all mortgages and other customary real estate documentation related thereto will be permitted to be delivered to the Administrative Agent within thirty (30) days after the Closing Date and (ii) with respect to leased real property, leasehold mortgages will not be required, but the Borrower will be required to use commercially reasonable efforts to obtain a customary landlord waiver from the applicable landlord in form and substance reasonably acceptable to the Administrative Agent).

Final Maturity:	The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Term Loan Facility will amortize in equal quarterly installments based on the following amortization table, with the remainder due on the Term Loan Maturity Date.

Principal
Year	Amortization
1	5%
2	5%
3	10%
4	10%
5	70%

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letters and on Schedule I attached hereto.
Mandatory Prepayments and Commitment Reductions:	Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

(a)   100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)   100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries, excluding sales of inventory in the ordinary course of business and subject to baskets, reinvestment provisions and other exceptions to be mutually agreed upon; and

(c)   50% of Excess Cash Flow (to be defined in the Financing Documentation) for fiscal year 2011 and each fiscal year of the Borrower thereafter, if the Consolidated Total Leverage Ratio as of the end of the applicable fiscal year is equal to or greater than 1.50 to 1.0. If such ratio as of the end of any applicable fiscal year is less than 1.50 to 1.0, no prepayment from Excess Cash Flow will be required for such fiscal year.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and second, to prepay outstanding loans under the Revolving Credit Facility (without a permanent reduction in the aggregate commitment under the Revolving Credit Facility). All such mandatory prepayments of the Term Loan Facility will be applied to the remaining scheduled amortization payments on a pro rata basis.
Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan Facility will be applied to the remaining scheduled amortization payments on a pro rata basis.
Conditions to Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facilities will be subject to satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and in the Conditions Annex attached hereto as Annex B.

Conditions to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality) as of the date of such extension of credit and (b) no event of default under the Senior Credit Facilities or unmatured default shall have occurred and be continuing or would result from such extension of credit.
Representations and Warranties:	Usual and customary for facilities of this type and such others as may be reasonably requested by the Lead Arrangers, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws and OFAC; payment of taxes and other obligations; ownership of properties; intellectual property; liens; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters including, without limitation, perfection and priority of liens; labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure.
Affirmative Covenants:	Usual and customary for facilities of this type, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the Patriot Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates) and annual updated budgets); management letters; additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	Usual and customary for facilities of this type, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt; limitation on liens; limitation on further negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, issuances of equity interests, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other disposition (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents and material contracts; and limitation on additional designated senior debt.
Financial Covenants:	The following:

(a)   Maximum Consolidated Total Leverage Ratio, initially set at 2.00 to 1.00 for each fiscal quarter ending after the Closing Date and prior to September 30, 2011, with a step down to 1.75 to 1.00 for each fiscal quarter ending thereafter;

(b) Minimum Consolidated Fixed Charge Coverage Ratio of 1.50 to 1.00; and

(c)   Maximum Consolidated Capital Expenditures: The sum of Consolidated Capital Expenditures for any fiscal year less (b) the amount of payments of tenant incentives actually received by the Borrower and its subsidiaries during such fiscal year, shall be less than or equal to (i) for fiscal year 2010, $12,000,000, and (ii) for each fiscal year thereafter (A) if the Consolidated Total Leverage Ratio as of the end of the immediately preceding fiscal year is equal to or less than 1.00 to 1.00, an amount equal to 70% of Consolidated EBITDA for such immediately preceding fiscal year and (ii) if the Consolidated Total Leverage Ratio as of the end of the immediately preceding fiscal year is greater than or equal to 1.00 to 1.00, an amount equal to 60% of Consolidated EBITDA for such immediately preceding fiscal year; provided that the maximum amount of Consolidated Capital Expenditures permitted in each fiscal year shall be increased by one hundred (100%) of the unused Consolidated Capital Expenditures from the immediately preceding fiscal year (calculated without reference to any amounts carried forward to such preceding year from any earlier year pursuant to this proviso).

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis, with definitions, opening levels, step-ups or step-downs (as applicable) to be mutually agreed upon;

provided that EBITDA and Fixed Charges will reflect rent expense on a cash basis (versus GAAP), and Consolidated Capital Expenditures will be net of tenant incentives received.
Events of Default:	Usual and customary for facilities of this type, including, without limitation, the following (with materiality thresholds, exceptions and grace periods to be mutually agreed): non-payment of obligations (including termination payments under applicable hedging agreements); inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; default under permitted subordinated debt or invalidity or unenforceability of subordination provisions contained in the documentation related thereto.
Defaulting Lender Provisions, Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.
Assignments and Participations:
(a)   Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $1 million.

(b)   Term Loan Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $1 million.

(c)   Consents: The consent of the Borrower will be required for any assignment unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation) or (iii) the assignment is by either of the Banks in connection with the primary syndication to a Lender approved by the Borrower during the syndication process and is during the period commencing on the Closing Date and ending on the date that is 90 days following the Closing Date. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(d)   No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries, or any Defaulting Lender (to be defined in the Financing Documentation).

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facility (the “Required Lenders”); provided, however, that if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.
Amendments and Waivers:	Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment and (iv) reductions in the voting percentages, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees (other than in connection with transactions permitted pursuant to the Financing Documentation) and (c) the consent of the Lenders holding more than 50% of the outstanding loans and unfunded commitments under the Revolving Credit Facility shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent.
Indemnification:	The Loan Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.
Expenses:	The Loan Parties will reimburse the Lead Arrangers and the Administrative Agent (and all Lenders in the case of enforcement costs and documentary taxes) for all reasonable out-of-pocket costs and expenses in connection with the syndication, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto (including, without limitation, reasonable fees and expenses of counsel thereto).
Governing Law and Forum:	New York.
Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.
Counsel for the Lead Arrangers and the Administrative Agent:	Moore & Van Allen PLLC.

SCHEDULE I
INTEREST AND FEES

Interest:	At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:
A. Base Rate Option
Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.
Base Rate Loans will be made on same day notice and will be in minimum amounts to be agreed upon.
B. LIBOR Option
Interest will be determined for periods (“Interest Periods”) of one, two, three or six months as selected by the Borrower and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.
LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.
Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.
Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Loan Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facility shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such loan (including the applicable Interest Margin) and shall be payable on demand of the Administrative Agent.
Interest Margins:	The initial applicable Interest Margin will be, for both the Revolving Credit Facility and the Term Loan Facility, determined based on the Closing Leverage Ratio (as defined in Annex B), with the initial Interest Margins for each facility to be the percentages set forth in the applicable level of the Pricing Grid below that corresponds to the Closing Leverage Ratio. From and after the date on which the Borrower will have delivered financial statements for the fiscal quarter ending December 26, 2010, the Interest Margin with respect to the each of the Term Loan Facility and the Revolving Credit Facility will be determined in accordance with the Pricing Grid set forth below.
Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility. Swingline loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. A Lender that is, and for so long as it is, a Defaulting Lender, shall not be entitled to receive a Commitment Fee in respect of its commitment under the Revolving Credit Facility and the amount of such Defaulting Lender’s commitment under the Revolving Credit Facility will be deducted from in the aggregate commitments under the Revolving Credit Facility for purposes of calculating the Commitment Fee payable at any time by the Borrower. Such Commitment Fee will initially be determined based on the Closing Leverage Ratio, with the initial Commitment Fee to be the percentage set forth in the applicable level of the Pricing Grid below that corresponds to the Closing Leverage Ratio. From and after the date on which the Borrower will have delivered financial statements for the for the fiscal quarter ending December 26, 2010, the Commitment Fee will be determined in accordance with the Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit.
Other Fees:	The Lead Arrangers and the Administrative Agent will receive such other fees as will have been agreed in a fee letter between them and the Borrower.
Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the Revolving Credit Facility shall be based on the Consolidated Total Leverage Ratio pursuant to the following grid:

		Interest	Interest
		Margin for	Margin for
	Consolidated Total Leverage	LIBOR Rate	Base Rate	Commitment
Level	Ratio	Loans	Loans	Fee
I	Less than 1.00 to 1.00	2.75%	1.75%	0.500%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	3.00%	2.00%	0.625%
III	Greater than or equal to 1.50 to 1.00	3.25%	2.25%	0.750%

ANNEX B
$85,000,000 SENIOR SECURED CREDIT FACILITIES SUMMARY OF PROPOSED TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Conditions to Closing and Initial Extensions of Credit:	Closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of conditions precedent usual and customary for facilities of this type, including, without limitation:

(a)   (i) Financing Documentation reflecting and consistent with the terms and conditions set forth herein, will have been executed and delivered, (ii) the Administrative Agent will have received such customary legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent) which such opinions shall permit reliance by permitted assigns of each of the Administrative Agent and the Lenders, documents and other instruments as are customary for transactions of this type including, without limitation, a certificate of the chief financial officer of the Borrower as to the solvency of each Loan Party after giving effect to each element of the Transactions, (iii) all documents, instruments, reports and policies reasonably required to perfect or evidence the Administrative Agent’s first priority security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and all deposit account and securities account control agreements) will have been executed and/or delivered and, to the extent applicable, be in proper form for filing (including UCC and other lien searches, intellectual property searches, insurance policies, surveys, title reports and policies, landlord waivers and access letters, appraisals and environmental reports), (iv) all representations and warranties set forth in the Financing Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects), (v) all governmental and third party consents and all equityholder and board of directors (or comparable entity management body)

authorizations shall have been obtained and shall be in full force and effect, (vi) there shall not have occurred since December 27, 2009 any event or condition that has had or that could reasonably be expected to have a Material Adverse Effect, (vii) there shall not be (A) any pending or threatened bankruptcy, or (B) any pending or threatened litigation or other proceeding that could reasonably be expected to have a Material Adverse Effect. (viii) all principal, interest and other amounts outstanding in connection with existing debt of the Loan Parties (other than outstanding letters of credit under the Borrower’s existing credit facility, which will be continued under the Financing Documentation, and certain other debt to be agreed) will have been paid in full and all liens securing such debt shall be released and (ix) all fees and expenses due to the Lenders, the Lead Arrangers, the Administrative Agent and counsel to the Lead Arrangers and the Administrative Agent will have been paid.

(b)   The Lead Arrangers will have received, in form and substance reasonably satisfactory to the Lead Arrangers, (i) copies of interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available and (ii) pro forma consolidated financial statements for the Borrower and its subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Lead Arrangers) and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date giving pro forma effect to the Transactions.

(c)   The Lead Arrangers will be reasonably satisfied that, after giving pro forma effect to the Transactions, the ratio of total debt of the Borrower and its subsidiaries as of the Closing Date to consolidated EBITDA of the Borrower and its subsidiaries for the four quarter period ended September 26, 2010 (such ratio, the “Closing Leverage Ratio”), will not exceed 1.75 to 1.00.

(d)   The Loan Parties will have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(e) Prior to or simultaneously with the closing of the Senior Credit Facilities the Borrower shall have consummated an underwritten initial public offering (other than a public offering

2

pursuant to a registration statement on Form S-4 or S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act and (ii) resulting in gross primary proceeds to the Borrower of at least $50 million.

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